                                                                      EXHIBIT 12



                        COMMERCIAL NET LEASE REALTY, INC.
         STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES




                                  SIX MONTHS ENDED                YEAR ENDED DECEMBER 31,
                                   JUNE 30, 1995         1994           1993           1992
                                   --------------      ---------      ---------      ---------
Net Income Before                      6,192,444       8,915,373      3,521,914      1,561,682
     Extraordinary Item

Fixed Charges:

     Interest                           1,090,670        497,670        381,075        301,761
     Amortization of Loan Costs           138,829        254,080         20,421              0
                                        ---------      ---------      ---------      ---------
                                        1,229,499        751,750        401,496        301,761

Net Income Before Extraordinary
     Item and Fixed Charges             7,421,943      9,667,123      3,923,410      1,863,443

Divided by Fixed Charges                1,229,499        751,750        401,496        301,761
                                        ---------      ---------      ---------      ---------

Ratio of Earnings to Fixed Charges           6.04          12.86           9.77           6.18
                                        ---------      ---------      ---------      ---------
                                        ---------      ---------      ---------      ---------